Exhibit 99.1

News
For Immediate Release
4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone: 203-975-7110
Fax: 203-975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN ANNOUNCES RECORD 2021 EARNINGS
AND CASH GENERATION; ANTICIPATES SIGNIFICANT EARNINGS GROWTH IN 2022

Highlights

•Earnings per diluted share (EPS) of $3.23, an increase of 17% over 2020

•Adjusted EPS increased 11% to $3.40 versus the previous record in 2020

•EPS of $0.76 in the fourth quarter of 2021 and adjusted EPS of $0.79, an increase of 32% over the prior year quarter

•Adjusted EPS for 2022 is expected to increase another 15%, at the midpoint of the Company's estimated range

•Reported cash from operations of $556.8 million

•Free cash flow increased 22% over 2020 to a record $466.1 million, representing a free cash flow yield of 10% based on year end stock price

•Record full year volumes in the Dispensing and Specialty Closures segment, with a 9% increase over prior year record volumes

•Record full year volumes in the Metal Container segment, with a further 4% increase on top of the 14% growth in 2020
(more)

SILGAN HOLDINGS
January 25, 2022

•Completed the strategic acquisitions of Gateway, Unicep and Easytech

•Issued the Company's inaugural sustainability report

•Returned to year end target leverage ratio after completing three acquisitions in 2021

•Continued to improve the Company's capital structure with the issuance of $500 million of 1.4% Senior Secured Notes and a favorable extension of the senior secured credit facility

•Increased cash dividend for the seventeenth year in a row

STAMFORD, CT, January 25, 2022 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of sustainable rigid packaging solutions for consumer goods products, today reported full year 2021 net income of $359.1 million, or $3.23 per diluted share, as compared to full year 2020 net income of $308.7 million, or $2.77 per diluted share. Adjusted net income per diluted share was a record $3.40 for the full year of 2021, after adjustments increasing net income per diluted share by $0.17. Adjusted net income per diluted share was $3.06 for the full year of 2020, after adjustments increasing net income per diluted share by $0.29. A reconciliation of net income per diluted share to “adjusted net income per diluted share,” a Non-GAAP financial measure used by the Company that adjusts net income per diluted share for certain items, can be found in Tables A and B at the back of this press release.

“The Silgan team delivered another year of record performance and double digit earnings growth and continued to demonstrate the power of the Company's portfolio of essential products, disciplined capital allocation model, strong operational performance and relentless focus on meeting the unique requirements of our customers,” said Adam Greenlee, President and CEO. “For the full year of 2021, the Company delivered record adjusted earnings per diluted share of $3.40, an 11 percent increase over the prior year record in 2020, and record free cash flow of $466.1 million. The Silgan team continued to successfully navigate the ongoing challenges related to the global pandemic, as demand remained at high levels for our Dispensing and Specialty Closures and Metal Container products with new record volume levels in both segments. Strong operational performance continued to help offset unprecedented inflation and on-going supply chain and labor challenges, which lessened through the fourth quarter but have yet to normalize,” continued Mr. Greenlee. “Looking forward to 2022, we expect further improvements in the supply chain and labor issues as well as a more stable resin environment. In addition, our teams are diligently working towards the successful integration of the
(more)

SILGAN HOLDINGS
January 25, 2022

three acquisitions completed in 2021, which are expected to provide additional significant earnings growth in 2022. Therefore, we estimate adjusted earnings per share in 2022 in the range of $3.80 to $4.00, which represents a 15 percent increase at the midpoint over record 2021 levels. Our free cash flow estimate for 2022 is estimated at approximately $350 million, as we anticipate an increase in working capital primarily related to significant metal inflation in 2022, increased capital expenditures for growth investment opportunities with core customers and higher cash taxes which will more than offset strong earnings growth,” concluded Mr. Greenlee.

The Company reported net cash provided by operating activities of $556.8 million in 2021 as compared to $602.5 million in 2020. Free cash flow increased $82.6 million to $466.1 million in 2021 as compared to $383.5 million in 2020 due primarily to higher net income, working capital benefits and the utilization of tax benefits from the recent acquisitions. The Company is providing a reconciliation in Table C of this press release of net cash provided by operating activities to “free cash flow,” a Non-GAAP financial measure used by the Company which adjusts net cash provided by operating activities for certain items.

Net sales in 2021 were $5.68 billion, an increase of $755.2 million, or 15.3 percent, as compared to $4.92 billion in 2020. This increase was the result of higher net sales in all segments.

Income before interest and income taxes for 2021 was $576.1 million, an increase of $63.7 million, or 12.4 percent, as compared to $512.4 million for 2020, while margins decreased to 10.1 percent from 10.4 percent over the same periods. The increase in income before interest and income taxes was primarily due to higher income in each of the segments, lower corporate expenses principally due to lower acquisition related costs and lower rationalization charges. Costs attributed to announced acquisitions were $5.0 million and $19.3 million in 2021 and 2020, respectively. Rationalization charges were $15.0 million and $16.0 million in 2021 and 2020, respectively.

Interest and other debt expense before loss on early extinguishment of debt for 2021 was $108.4 million, an increase of $4.6 million as compared to 2020. This increase was primarily due to higher weighted average outstanding borrowings as a result of the acquisition of the dispensing operations of the Albéa Group in June 2020 and the recent acquisitions completed in the latter half of 2021, partially offset by lower weighted average interest rates during the current year. Loss on early extinguishment of debt was $1.4 million and $1.5 million in 2021 and 2020, respectively.
(more)

SILGAN HOLDINGS
January 25, 2022

The effective tax rates for 2021 and 2020 were 23.0 percent and 24.2 percent, respectively. The effective tax rate in 2021 was favorably impacted by tax rate changes in certain jurisdictions and more income in lower tax jurisdictions.

Dispensing and Specialty Closures
Net sales of the Dispensing and Specialty Closures segment were $2.16 billion in 2021, an increase of $448.1 million, or 26.2 percent, as compared to $1.71 billion in 2020. This increase was primarily the result of higher unit volumes of approximately 9 percent, the pass through of higher raw material and other manufacturing costs and the impact of favorable foreign currency translation. The increase in unit volumes was principally the result of the inclusion of volumes from the dispensing operations of Albéa acquired in June 2020 and the recent acquisitions of Gateway and Unicep, as well as higher volumes for the beauty, fragrance, beverage and food markets. This increase in unit volumes was partially offset by a decrease in volumes for hygiene and home cleaning products largely due to the ongoing inventory management throughout the supply chain for those products which had surged in 2020 during the pandemic.

Segment income of the Dispensing and Specialty Closures segment for 2021 increased $37.7 million to $262.1 million, as compared to $224.4 million in 2020, while segment income margin decreased to 12.1 percent from 13.1 percent in 2020. The increase in segment income was primarily due to higher unit volumes, a more favorable mix of products sold, strong operating performance, the pass through of other cost increases and a smaller impact from the write-up of inventory from acquisitions for purchase accounting in the current year. These increases were partially offset by the unfavorable impact in the current year from the delayed pass through of significantly higher resin costs, higher costs associated with labor and supply chain challenges and foreign currency transaction losses in the current year. Segment income margin was negatively impacted by the mathematical consequence of passing through significant raw material cost inflation during the year. Segment income included the negative impact from the write-up of inventory for purchase accounting of $1.6 million and $3.5 million related to acquisitions in 2021 and 2020, respectively.

Metal Containers
Net sales of the Metal Container segment were $2.81 billion in 2021, an increase of $250.0 million, or 9.8 percent, as compared to $2.56 billion in 2020. This increase was primarily the result of the pass
(more)

SILGAN HOLDINGS
January 25, 2022

through of higher raw material and other manufacturing costs, higher unit volumes of approximately 4 percent and favorable foreign currency translation, partially offset by a higher percentage of smaller cans sold. The increase in unit volumes over record volumes in 2020 was due primarily to continued strong consumer demand levels for food cans and continued growth in pet food, as well as customer purchases in advance of significant raw material inflation expected in 2022.

Segment income of the Metal Container segment in 2021 was $253.7 million, an increase of $7.1 million as compared to $246.6 million in 2020, while segment income margin decreased to 9.0 percent from 9.6 percent in the prior year. The increase in segment income was primarily attributable to higher unit volumes, higher pension income, higher foreign currency transaction losses in the prior year and lower rationalization charges, partially offset by operational inefficiencies and higher costs as a result of labor and supply chain challenges, a higher percentage of smaller cans sold and the negative impact of a $1.0 million charge from the write-up of inventory for purchase accounting related to the Easytech acquisition in the fourth quarter of 2021. Segment income margin was negatively impacted by the mathematical consequence of passing through significant raw material cost inflation during the year. Rationalization charges were $8.9 million and $9.9 million in 2021 and 2020, respectively.

Custom Containers
Net sales of the Custom Container segment were $708.6 million in 2021, an increase of $57.1 million, or 8.8 percent, as compared to $651.5 million in 2020. This increase was principally due to the pass through of higher raw material costs, a more favorable mix of products sold and favorable foreign currency translation, partially offset by lower volumes of approximately 10 percent as compared to record pandemic driven volumes in the prior year. The decline in volumes was due primarily to a decrease in volumes for certain consumer health and personal and home care products, partially offset by growth in pet food products.

Segment income of the Custom Container segment in 2021 was $92.4 million, an increase of $4.6 million as compared to $87.8 million in 2020, while segment income margin decreased to 13.0 percent from 13.5 percent over the same periods. The increase in segment income was primarily attributable to strong operating performance and cost control and the inclusion in the prior year of a $3.2 million charge for a non-commercial legal dispute related to prior periods, partially offset by
(more)

SILGAN HOLDINGS
January 25, 2022

lower volumes. Segment income margin was negatively impacted by the mathematical consequence of passing through significant raw material cost inflation during the year.

Fourth Quarter
The Company reported net income for the fourth quarter of 2021 of $85.0 million, or $0.76 per diluted share, as compared to net income for the fourth quarter of 2020 of $60.1 million, or $0.54 per diluted share. Adjusted net income per diluted share for the fourth quarter of 2021 was a record $0.79, after adjustments increasing net income per diluted share by $0.03. Adjusted net income per diluted share for the fourth quarter of 2020 was $0.60, after adjustments increasing net income per diluted share by $0.06.

Net sales for the fourth quarter of 2021 increased $212.7 million, or 17.3 percent, to $1.44 billion as compared to $1.23 billion for the fourth quarter of 2020. This increase was primarily a result of the pass through of higher raw material and other manufacturing costs, higher unit volumes in the Dispensing and Specialty Closures and Metal Container segments and a more favorable mix of products sold in the Metal Container and Custom Container segments, partially offset by lower volumes in the Custom Container segment and the impact of unfavorable foreign currency translation. The increase in volumes in the Dispensing and Specialty Closures segment of approximately 15 percent was primarily due to the inclusion of the recent acquisitions completed in 2021, continued strength in beauty, fragrance, beverage and food products and customer purchases in advance of significant metal inflation expected in 2022, partially offset by the impact from inventory management throughout the supply chain for hygiene and home cleaning products. The increase in volumes for the Metal Container segment of approximately 3 percent was primarily due to the impact of higher customer purchases ahead of significant raw material inflation expected in 2022, stronger pack related can purchases due to the continuation of the fruit and vegetable pack into the fourth quarter of 2021 and continued strength in pet food volumes. The decrease in volumes in the Custom Container segment of approximately 12 percent was due primarily to decreases in certain consumer health and personal and home care products as compared to very strong volumes in the prior year period.

Income before interest and income taxes for the fourth quarter of 2021 was a record $128.7 million, an increase of $23.7 million as compared to $105.0 million for the fourth quarter of 2020, and margins increased to 8.9 percent from 8.6 percent over the same periods. The increase in income
(more)

SILGAN HOLDINGS
January 25, 2022

before interest and income taxes was primarily due to higher unit volumes and a more favorable mix of products sold in the Dispensing and Specialty Closures and Metal Container segments, strong operating performance, lower rationalization charges and higher pension income. These increases were partially offset by lower volumes and a less favorable mix of products sold in the Custom Container segment, continued higher costs associated with labor and supply chain challenges across all segments, the unfavorable impact of the lagged pass through to customers of higher resin costs in the Dispensing and Specialty Closures segment, the negative impact of a $1.7 million charge from the purchase accounting write-up of inventory related to the recent acquisitions of Gateway, Unicep and Easytech and higher acquisition related costs. Costs attributed to announced acquisitions were $0.9 million and $0.3 million in the fourth quarters of 2021 and 2020, respectively. Rationalization charges were $2.0 million and $8.8 million in the fourth quarters of 2021 and 2020, respectively.

Interest and other debt expense before loss on early extinguishment of debt for the fourth quarter of 2021 was $28.6 million, an increase of $1.8 million as compared to the fourth quarter of 2020. This increase was primarily due to higher weighted average outstanding borrowings as a result of the acquisitions of Gateway and Unicep in 2021, partially offset by lower weighted average interest rates during the current period due to lower variable market rates.

The effective tax rate for the fourth quarter of 2021 was 14.7 percent as compared to 23.2 percent for the fourth quarter of 2020. The effective tax rate in the fourth quarter of 2021 was favorably impacted by an audit period expiration as well as favorable year-to-date tax rate changes in certain jurisdictions which became effective in the quarter and more income in lower tax jurisdictions.

Outlook for 2022
The Company currently estimates that its adjusted net income per diluted share for the full year of 2022 will be in the range of $3.80 to $4.00, a 15 percent increase at the midpoint of the range over record adjusted net income per diluted share for the full year of 2021 of $3.40. Adjusted net income per diluted share excludes rationalization charges, costs attributable to announced acquisitions, the unfavorable impact from the purchase accounting write-up of inventory and loss on early extinguishment of debt.

Segment income in the Dispensing and Specialty Closures segment in 2022 is expected to increase significantly over the prior year primarily due to the inclusion of a full year from the acquisitions of
(more)

SILGAN HOLDINGS
January 25, 2022

Gateway and Unicep, a less volatile resin market as compared to the significant unfavorable impact in the prior year from the lagged pass through of increasing resin costs throughout 2021, more efficient operating performance, the continued recovery in the beauty and fragrance markets and a return to more normal volume levels for hygiene and cleaning products as compared to the negative impact in 2021 from inventory management throughout the supply chain for these products. Segment income in the Metal Container segment is expected to improve in 2022 as compared to 2021 as a result of more efficient operating performance, cost improvements, the pass through of other cost inflation to customers and the inclusion of a full year from the acquisition of Easytech, partially offset by lower unit volumes. Net Sales in the Metal Container segment in 2022 are expected to increase due to the pass through of significant raw material inflation in 2022, which will also have the mathematical consequence of reducing segment income margin. Segment income in the Custom Container segment is expected to benefit from anticipated higher volumes as a result of a return to more normal volume levels for hygiene and cleaning products, continued growth in pet food markets and manufacturing efficiencies.

The Company expects higher interest expense in 2022 primarily due to higher weighted average outstanding borrowings as a result of the acquisitions completed in the third and fourth quarters of 2021 and higher weighted average interest rates.

The Company expects its effective tax rate for 2022 to be approximately 25 percent, as compared to the effective tax rate for 2021 of 23.0 percent.

The Company currently estimates that free cash flow in 2022 will be approximately $350 million as compared to a record $466.1 million in 2021. Free cash flow in 2022 will be negatively impacted by an anticipated significant increase in working capital principally related to unprecedented metal inflation in 2022, increased growth investment opportunities with core customers and higher cash taxes, partially offset by strong earnings growth.

For the first quarter of 2022, the Company is providing an estimate of adjusted net income per diluted share in the range of $0.70 to $0.80, as compared to a record $0.75 in the first quarter of 2021. This estimate includes benefits from recent acquisitions, improved operational efficiencies and anticipated lower resin costs, offset by volume declines in the Metal Container and Custom Container segments as compared to the prior year period. The decrease in volume in the Metal Container segment is due
(more)

SILGAN HOLDINGS
January 25, 2022

to customer purchases at the end of 2021 in advance of significant raw material inflation. The decrease in volume in the Custom Container segment is due to strong pandemic driven volumes for certain products in the first quarter of 2021 that are not expected to repeat in the first quarter of 2022. Adjusted net income per diluted share excludes rationalization charges, costs attributable to announced acquisitions and loss on early extinguishment of debt.

Conference Call
Silgan Holdings Inc. will hold a conference call to discuss the Company’s results for the fourth quarter and full year of 2021 at 11:00 a.m. eastern time on January 26, 2022. The toll free number for the conference call for those in the U.S. and Canada is (877) 614-0009, and the number for international callers is (646) 828-8143. For those unable to listen to the live call, a taped rebroadcast will be available through February 9, 2022. To access the rebroadcast, U.S. and Canadian callers should dial (888) 203-1112, and international callers should dial (719) 457-0820. The pass code for the rebroadcast is 5585585.

* * *

Silgan is a leading supplier of sustainable rigid packaging solutions for consumer goods products with annual net sales of approximately $5.7 billion in 2021. Silgan operates 113 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading worldwide supplier of dispensing and specialty closures for food, beverage, health care, garden, home, personal care, fragrance and beauty products. The Company is also a leading supplier of metal containers in North America and Europe for food and general line products. In addition, the Company is a leading supplier of custom containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended. Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2020 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.
* * *
(more)

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the quarter and year ended December 31,
(Dollars in millions, except per share amounts)

	Fourth Quarter		Year Ended
	2021	2020	2021	2020

Net sales	$1,439.3	$1,226.6	$5,677.1	$4,921.9

Cost of goods sold	1,225.5	1,026.7	4,758.7	4,054.5

Gross profit	213.8	199.9	918.4	867.4

Selling, general and administrative expenses	96.0	95.7	378.1	377.7

Rationalization charges	2.0	8.8	15.0	16.0

Other pension and postretirement income	(12.9)	(9.6)	(50.8)	(38.7)

Income before interest and income taxes	128.7	105.0	576.1	512.4

Interest and other debt expense before loss on early extinguishment of debt	28.6	26.8	108.4	103.8

Loss on early extinguishment of debt	0.5	—	1.4	1.5

Interest and other debt expense	29.1	26.8	109.8	105.3

Income before income taxes	99.6	78.2	466.3	407.1

Provision for income taxes	14.6	18.1	107.2	98.4

Net income	$85.0	$60.1	$359.1	$308.7

Earnings per share:
Basic net income per share	$0.77	$0.54	$3.25	$2.79
Diluted net income per share	$0.76	$0.54	$3.23	$2.77

Cash dividends per common share	$0.14	$0.12	$0.56	$0.48

Weighted average shares (000's):
Basic	110,466	110,391	110,396	110,768
Diluted	111,329	111,198	111,166	111,393

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
For the quarter and year ended December 31,
(Dollars in millions)

	Fourth Quarter		Year Ended
	2021	2020	2021	2020
Net sales:
Dispensing and Specialty Closures	$572.0	$469.7	$2,160.5	$1,712.4
Metal Containers	687.3	595.6	2,808.0	2,558.0
Custom Containers	180.0	161.3	708.6	651.5
Consolidated	$1,439.3	$1,226.6	$5,677.1	$4,921.9

Segment income:
Dispensing and Specialty Closures (a)	$62.6	$56.4	$262.1	$224.4
Metal Containers (b)	55.2	32.9	253.7	246.6
Custom Containers (c)	17.9	20.9	92.4	87.8
Corporate (d)	(7.0)	(5.2)	(32.1)	(46.4)
Consolidated	$128.7	$105.0	$576.1	$512.4

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
December 31,
(Dollars in millions)

	2021	2020
Assets:
Cash and cash equivalents	$631.4	$409.5
Trade accounts receivable, net	711.3	619.5
Inventories	798.8	677.5
Other current assets	154.3	92.6
Property, plant and equipment, net	1,993.9	1,840.8
Other assets, net	3,481.1	2,871.7
Total assets	$7,770.8	$6,511.6

Liabilities and stockholders' equity:
Current liabilities, excluding debt	$1,488.2	$1,163.5
Current and long-term debt	3,793.2	3,251.3
Other liabilities	926.7	843.9
Stockholders' equity	1,562.7	1,252.9
Total liabilities and stockholders' equity	$7,770.8	$6,511.6

(a)Includes rationalization charges of $0.1 million and $3.5 million for the fourth quarters of 2021 and 2020, respectively, and $5.8 million and $5.7 million for the years ended December 31, 2021 and 2020, respectively. Also includes a charge for the write-up of inventory for purchase accounting of $0.7 million and $1.6 million as a result of the acquisition of Gateway for the quarter and year ended December 31, 2021, respectively, and $3.5 million as a result of the acquisition of the dispensing operations of Albéa for the year ended December 31, 2020.
(b)Includes rationalization charges of $1.8 million and $5.2 million for the fourth quarters of 2021 and 2020, respectively, and $8.9 million and $9.9 million for the years ended December 31, 2021 and 2020, respectively. Also includes a charge for the write-up of inventory for purchase accounting of $1.0 million as a result of the acquisition of Easytech for the fourth quarter and year ended December 31, 2021.
(c)Includes rationalization charges of $0.1 million for each of the fourth quarters of 2021 and 2020 and $0.3 million and $0.4 million for the years ended December 31, 2021 and 2020, respectively.
(d)Includes costs attributed to announced acquisitions of $0.9 million and $0.3 million for the fourth quarters of 2021 and 2020, respectively, and $5.0 million and $19.3 million for the years ended December 31, 2021 and 2020, respectively.

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the year ended December 31,
(Dollars in millions)

	2021	2020
Cash flows provided by (used in) operating activities:
Net income	$359.1	$308.7
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	255.9	223.6
Rationalization charges	15.0	16.0
Loss on early extinguishment of debt	1.4	1.5
Stock compensation expense	20.9	18.8
Deferred income tax provision	59.6	24.1
Other changes that provided (used) cash, net of effects from acquisitions:
Trade accounts receivable, net	(81.5)	(49.4)
Inventories	(109.5)	11.4
Trade accounts payable and other changes, net	35.9	47.8
Net cash provided by operating activities	556.8	602.5

Cash flows provided by (used in) investing activities:
Purchase of businesses, net of cash acquired	(745.7)	(940.9)
Capital expenditures	(232.3)	(224.2)
Other investing activities	2.0	1.9
Net cash (used in) investing activities	(976.0)	(1,163.2)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(62.5)	(53.6)
Changes in outstanding checks - principally vendors	141.6	5.2
Shares repurchased under authorized repurchase program	—	(35.9)
Net borrowings and other financing activities	569.5	844.2
Net cash provided by financing activities	648.6	759.9

Effect of exchange rate changes on cash and cash equivalents	(7.5)	6.5

Cash and cash equivalents:
Net increase	221.9	205.7
Balance at beginning of year	409.5	203.8
Balance at end of year	$631.4	$409.5

Interest paid, net	$101.7	$89.5
Income taxes paid, net of refunds	94.4	121.0

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE(1)
(UNAUDITED)
For the quarter and year ended December 31,

Table A

	Fourth Quarter		Year Ended
	2021	2020	2021	2020

Net income per diluted share as reported	$0.76	$0.54	$3.23	$2.77

Adjustments:
Rationalization charges	0.01	0.06	0.11	0.11
Costs attributed to announced acquisitions	0.01	—	0.03	0.15
Purchase accounting write-up of inventory	0.01	—	0.02	0.02
Loss on early extinguishment of debt	—	—	0.01	0.01
Adjusted net income per diluted share	$0.79	$0.60	$3.40	$3.06

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE(1)
(UNAUDITED)
For the quarter and year ended,

Table B

	First Quarter,			Year Ended
	March 31,			December 31,
	Estimated		Actual	Estimated		Actual
	Low	High		Low	High
	2022	2022	2021	2022	2022	2021

Net income per diluted share as estimated
for 2022 and as reported for 2021	$0.69	$0.79	$0.66	$3.78	$3.98	$3.23

Adjustments:
Rationalization charges	0.01	0.01	0.08	0.02	0.02	0.11
Costs attributed to announced acquisitions	—	—	—	—	—	0.03
Purchase accounting write-up of inventory	—	—	—	—	—	0.02
Loss on early extinguishment of debt	—	—	0.01	—	—	0.01
Adjusted net income per diluted share
as estimated for 2022 and presented for 2021	$0.70	$0.80	$0.75	$3.80	$4.00	$3.40

SILGAN HOLDINGS INC.
RECONCILIATION OF FREE CASH FLOW (2)
(UNAUDITED)
For the year ended December 31,
(Dollars in millions, except per share data)

Table C

	2021	2020

Net cash provided by operating activities	$556.8	$602.5

Capital expenditures	(232.3)	(224.2)
Changes in outstanding checks	141.6	5.2
Free cash flow	$466.1	$383.5

Net cash provided by operating activities per diluted share	$5.01	$5.41

Free cash flow per diluted share	$4.19	$3.44

Weighted average diluted shares (000's)	111,166	111,393

(1) The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure. The Company’s management believes it is useful to exclude rationalization charges, costs attributed to announced acquisitions, the impact from the charge for the write-up of acquired inventory required under purchase accounting and the loss on early extinguishment of debt from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results. While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. Costs attributed to announced acquisitions consist of the Company's third party transaction fees and expenses that are viewed by management as part of the acquisition and not indicative of the on-going cost structure of the Company. The write-up of acquired inventory required under purchase accounting is also viewed by management as part of the acquisition and is a non-cash charge that is not considered to be indicative of the on-going performance of the acquired operations. The loss on early extinguishment of debt consists of third party fees and expenses incurred or debt costs written off that are viewed by management as part of the cost of prepayment of debt and not indicative of the on-going cost structure of the Company. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

(2) The Company has presented free cash flow in this press release, which is a Non-GAAP financial measure. The Company’s management believes that free cash flow is important to support its stated business strategy of investing in internal growth and acquisitions. Free cash flow is defined as net cash provided by operating activities adjusted for changes in outstanding checks and reduced by capital expenditures. At times, there may be other unusual cash items that will be excluded from free cash flow. Net cash provided by operating activities is the most comparable financial measure under U.S. generally accepted accounting principles to free cash flow, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of cash flows and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for net cash provided by operating activities as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.